TAX SHARING AGREEMENT

     THIS TAX SHARING AGREEMENT dated as of October 31, 1996, is made and entered into by Fingerhut Companies, Inc., a Minnesota corporation ("FCI") and Metris Companies Inc., a Delaware corporation ("Metris"), and the Metris Affiliates.

RECITALS

     WHEREAS, FCI is the common parent corporation of an affiliated group of corporations within the meaning of
Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "CODE") and of combined groups as defined under similar laws of other jurisdictions, and Metris and the Metris Affiliates are members of such groups; and

     WHEREAS, the groups of which FCI is the common parent and Metris and the Metris Affiliates are members, file or intend to file Consolidated Returns and Combined Returns;
and

     WHEREAS, FCI and Metris desire to provide for the allocation of liabilities, procedures to be followed, and other matters with respect to certain taxes for taxable periods beginning after December 31, 1993.

AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.     DEFINITIONS

     1.1. "AUDIT" includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such proceeding relating to Taxes, whether administrative or judicial.

     1.2. "COMBINED GROUP" means a group of corporations or other entities that files a Combined Return.

     1.3. "COMBINED RETURN" means any Tax Return with respect to Non-Federal Taxes filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein one or more members of the Metris Group join in the filing of a Tax Return with FCI or a FCI subsidiary that is not also a member of the Metris Group.

     1.4. "CONSOLIDATED GROUP" means the affiliated group of corporations within the meaning of Section 1504(a) of the Code of which FCI is the common parent and which includes the Metris Group.

     1.5. "CONSOLIDATED RETURN" means any Tax Return with respect to Federal Income Taxes filed by FCI and its subsidiaries pursuant to Section 1501 of the Code.

     1.6. "DECONSOLIDATION" means any event pursuant to which the FCI or the Metris Group cease to be includible in the Consolidated Group or the Combined Group.

     1.7. "DECONSOLIDATION DATE" means the close of business on the day on which a Deconsolidation occurs. Unless otherwise required by the relevant Tax Authority or a court of competent jurisdiction, FCI and Metris, for itself and the Metris Group, agree to file all Tax Returns, and to take all other actions, relating to Federal Income Taxes or Non-Federal Combined Taxes in a manner consistent with the position that Metris and the Metris Group are includible in the Consolidated Group and the Combined Group for all days from December 31, 1993 through and including a Deconsolidation Date.

     1.8. "ESTIMATED TAX INSTALLMENT DATE" means the installment due dates prescribed in Section 6655(c) of the Code (presently April 15, June 15, September 15 and December
15).

     1.9. "FCI GROUP" means FCI and its affiliates other than the Metris Group.

     1.10. "FEDERAL INCOME TAXES" means any tax imposed under Subtitle A of the Code (including the taxes imposed by Sections 11, 55, 59A and 1201(a) of the Code), including any interest, additions to tax, or penalties applicable thereto, and any other income based United States federal taxes which are hereinafter imposed upon corporations.

     1.11. "FINAL DETERMINATION" means (a) the final resolution of any tax (or other matter) for a taxable period, including any related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (1) the expiration of a statute of limitations (giving effect to any extension, waiver or mitigation thereof) or a period for the filing of claims for refunds, amended returns, appeals from adverse determinations, or recovering any refund (including by offset), (2) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (3) a closing agreement or an accepted offer in compromise under
Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions, (4) execution of an Internal Revenue Service Form 870 or 870AD, or by a comparable form under the laws of other jurisdictions (excluding, however, any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency), or (5) any allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset) or (b) the payment of tax by any member of the Consolidated Group or Combined Group with respect to any item disallowed or adjusted by a Tax Authority provided that FCI determines that no action should be taken to recoup such payment.

     1.12. "METRIS AFFILIATE" means any corporation or other entity directly or indirectly owned or controlled by Metris (including direct or indirect subsidiaries of Fingerhut Companies, Inc. and including the extended service plan business of Fingerhut Corporation), as of the date of execution of this Agreement, which is includible in the Metris Group. Such corporations or other entities shall specifically, without limitation, include DMCCB Inc.; Direct Merchants Credit Card Bank, National Association; Fingerhut Financial Services Receivables, Inc.; and the extended service plan business of Fingerhut Corporation.

     1.13. "METRIS GROUP" means the affiliated group of corporations as defined in Section 1504(a) of the Code, or similar group of entities as defined under similar laws of other jurisdictions, including Metris and the Metris affiliates, of which Metris is deemed to be the common parent, and any corporation or other entity which may have been, may be or may become a member of such group from time to time.

     1.14. "METRIS GROUP COMBINED TAX LIABILITY" means, with respect to any taxable year, the Metris Group's liability for Non-Federal Combined Taxes as determined under
Section 2.3 of this Agreement.

     1.15. "METRIS GROUP FEDERAL INCOME TAX LIABILITY" means, with respect to any taxable year, the Metris Group's liability for Federal Income Taxes as determined under
Section 2.2 of this Agreement.

     1.16.     "NON-FEDERAL COMBINED TAXES" means any Non-
Federal Domestic Taxes with respect to which a Combined
Return is filed.

     1.17.     "NON-FEDERAL SEPARATE TAXES" means any Non-
Federal Domestic Taxes  that are not Non-Federal Combined
Taxes.

     1.18. "NON-FEDERAL DOMESTIC TAXES" includes all domestic state and local taxes, charges, fees, levies, imposts, duties, or other assessments of a similar nature, including, without limitation, income, alternative or add-on minimum, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, Social Security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any domestic Tax Authority (excluding any federal governmental agency of the United States), including any interest, additions to tax, or penalties applicable thereto.

     1.19. "POST-DECONSOLIDATION PERIOD" means a taxable period beginning after the Deconsolidation Date.

     1.20. "PRE-DECONSOLIDATION PERIOD" means a taxable period ending on or prior to the Deconsolidation Date.

     1.21. "PRO FORMA METRIS GROUP COMBINED RETURN" means a pro forma Metris Combined Return or other schedule prepared pursuant to Section 2.3 of this Agreement.

     1.22. "PRO FORMA METRIS GROUP CONSOLIDATED RETURN" means a pro forma Consolidated Return prepared pursuant to
Section 2.2 of this Agreement.

     1.23. "REDETERMINATION AMOUNT" means, with respect to any taxable year, the amount determined under Section 3.7 of this Agreement.

     1.24.     "SPECIAL TAX ATTRIBUTES" means any net
operating loss, net capital loss, investment tax credit, charitable deduction or any other deduction, credit or tax attribute which could reduce taxes (including without limitation deductions and credits related to alternative minimum taxes).

     1.25. "STRADDLE PERIOD" means a taxable period beginning on or prior to and ending after the Deconsolidation Date.

     1.26.     "TAX AUTHORITY" includes the Internal Revenue
Service and any state, local, or other governmental authority responsible for the administration of any Taxes.

     1.27.     "TAXES" means Federal Income Taxes and Non-
Federal Taxes.

     1.28. "TAX RETURN" means any return, declaration, statement, report, schedule, certificate, form, information return or any other document (and any related or supporting information) including an amended tax return required to be supplied to, or filed with, a Tax Authority with respect to Taxes.

SECTION 2.     TAX SHARING

     2.1. METRIS LIABILITY FOR FEDERAL INCOME TAXES AND NON-FEDERAL COMBINED TAXES. With respect to each taxable year, Metris shall pay to FCI (or FCI shall pay to Metris) in accordance with the procedures set forth in Section 3, an amount equal to the sum of the Metris Group Federal Income Tax Liability (or refund) and the Metris Group Combined Tax Liability (or refund) for such taxable year.

     2.2. METRIS GROUP FEDERAL INCOME TAX LIABILITY.

          (a) IN GENERAL. With respect to any taxable year, the Metris Group Federal Income Tax Liability shall be the sum, for such taxable year, of (1) the Metris Group's liability for Federal Income Taxes as determined on the Pro Forma Metris Group Consolidated Return, and (2) any interest, penalties and other additions applicable to such taxes.

          (b) PRO FORMA FEDERAL RETURN. With respect to each taxable year, FCI shall prepare or cause to be prepared a pro forma consolidated federal income tax return or other comparable schedules for the Metris Group ("Pro Forma Metris Group Consolidated Return") as if (except as provided in
Section 2.2(c)) the Metris Group was not, nor ever was a part of the Consolidated Group, but rather was a separate affiliated group of corporations, consisting of Metris and the Metris affiliates of which Metris was the common parent filing a consolidated federal income tax return pursuant to
Section 1501 of the Code.

          (c)  OPERATING RULES.  The Pro Forma Metris Group
Consolidated Return shall be prepared:

               (1)  reflecting the elections, methods of
accounting, and positions with respect to specific items to be made or used in the Consolidated Return;

               (2) giving effect to any deduction or credit for any Metris Special Tax Attribute as determined on the Pro Forma Metris Group Consolidated Return. In addition, Metris shall receive the benefit of any deduction or credit for any Metris Special Tax Attributes for which a tax benefit is actually received in a Consolidated Return, but for this purpose, if the Metris Group and the FCI Group contribute like Special Tax Attributes to a Consolidated Return (not necessarily in the same taxable year) which are partially or fully limited under the Code, the Metris Group shall only receive benefit for such like Special Tax Attributes to the extent that the Special Tax Attributes for which a tax benefit is actually received in a Consolidated Return exceed such like Special Tax Attributes contributed by the FCI Group;

               (3)  applying the top marginal income tax
rate used in the Consolidated Return;

               (4)  reflecting transactions with members of
the Consolidated Group that are not also members of the Metris Group as if such transactions were not with members of the same Consolidated Group. Metris personnel would be responsible for identifying all such transactions in each taxable year, and providing such information to FCI for review and approval within sixty (60) days of year end, in order to assist FCI in preparing the Pro Forma Metris Group
Consolidated Return; and

               (5)  reflecting deductions for Non-Federal
Combined Taxes estimated as provided for in Section 2.3 of this agreement.

     2.3  METRIS GROUP COMBINED TAX LIABILITY

          (a) IN GENERAL. With respect to any taxable year, the Metris Group Combined Tax Liability shall be the sum, for such taxable year, of (1) the Metris Group's liability for Non-Federal Combined Taxes as determined on the Pro Forma Metris Group Combined Return and (2) any interest, penalties and other additions to such taxes.

          (b) PRO FORMA COMBINED RETURN. Each taxable year, FCI shall prepare or cause to be prepared a pro forma combined tax return or other schedule for the Metris Group
("Pro Forma Metris Group Combined Return") determined as if the Metris Group was not and never was part of the Combined
Group, but rather was a separate group of which Metris was the common parent filing a combined tax return.

          (c)  OPERATING RULES.  The Pro Forma Metris Group
Combined Return shall be prepared by reference to:

               (1)  the Metris Group's taxable income or
loss from Line 28 (or other similar line representing taxable income before net operating loss deduction and special deductions) of the Pro Forma Metris Group Consolidated Return, adjusted to take into account (i) those members of the Metris Group which are included in the Combined Return; (ii) Metris Group Special Tax Attributes; and (iii) material adjustments necessary to reflect the laws of the applicable jurisdiction;

               (2)  apportionment factors determined by
taking into account only those members of the Metris Group which are included in the Combined Return;

               (3)  the highest applicable tax rate without
regard to any graduated rates; and

               (4) the fact that if a Metris Group Special Tax Attribute cannot be fully utilized in the Pro Forma Metris Group Combined Return, the Metris Group will only be able to realize a benefit from such Special Tax Attribute to the extent it is allowed to utilize such Special Tax Attribute when carried forward or carried back to a Pro Forma Metris Group Combined Return in future or prior years.

SECTION 3.     PAYMENT OF TAXES AND TAX SHARING AMOUNTS

     3.1 FEDERAL INCOME TAXES. FCI shall pay timely to the Internal Revenue Service all Federal Income Taxes, if any, of the Consolidated Group (including the Metris Group) due and payable for all Pre-Deconsolidation Periods.

     3.2. NON-FEDERAL COMBINED TAXES. FCI shall pay timely to the appropriate Tax Authorities all Non-Federal Combined
Taxes, if any, of the Combined Group (including the Metris
Group) due and payable for all Pre-Deconsolidation Periods and Straddle Periods.

     3.3. NON-FEDERAL SEPARATE TAXES. Metris shall pay timely to the appropriate Tax Authorities all Non-Federal
Separate Taxes, if any, of the Metris Group due and payable for all Pre-Deconsolidation Periods and Straddle Periods.

     3.4. OTHER FEDERAL TAXES. The parties shall each pay timely to the appropriate governmental authorities all of their respective other federal taxes (excluding Federal
Income Taxes for Pre-Deconsolidation Periods, which are governed by Section 3.1 of this Agreement), if any, due and payable for all Pre-Deconsolidation Periods, Straddle
Periods, and Post-Deconsolidation Periods.

     3.5. TAX SHARING INSTALLMENT PAYMENTS.

          (a)  FEDERAL INCOME TAXES.  Not later than five
(5) business days after each Estimated Tax Installment Date with respect to any Pre-Deconsolidation Period or Straddle Period, FCI shall determine under Section 6655 of the Code the estimated amount of the related installment of the Metris Group Federal Income Tax Liability and shall notify Metris of such amount in writing. Metris shall review such calculation and shall then pay to FCI, not later than ten
(10) business days after such Estimated Tax Installment Date, the amount thus determined. In addition, the provisions of this Section 3.5(a) shall apply to any federal income tax payment made with the filing of the extension of the Consolidated Return.

          (b) NON-FEDERAL COMBINED TAXES. Not later than May 1 of the year subsequent to each taxable year with respect to any Pre-Deconsolidation Period or Straddle Period, FCI shall deliver to Metris, in writing, an estimate of the Metris Group Combined Tax Liability for such taxable year determined by using the apportionment factors applicable to such taxable year. Metris shall review such calculation and shall then pay to FCI, not later than ten
(10) business days after receipt of such estimate, the amount thus determined.

     3.6. TAX SHARING TRUE UP PAYMENTS.

          (a)  FEDERAL INCOME TAXES.  Not later than ninety
(90) business days after the Consolidated Return is filed with respect to any Pre-Deconsolidation Period or Straddle Period, FCI shall deliver to Metris a Pro Forma Metris Group Consolidated Return or other comparable schedules reflecting the Metris Group Federal Income Tax Liability. Not later than ten (10) business days after the date such pro forma or other schedules are delivered, Metris shall review such return or other comparable schedules and shall pay to FCI, or FCI shall pay to Metris, as appropriate, an amount equal to the difference, if any, between the Metris Group Federal Income Tax Liability for such taxable year, as adjusted, and the aggregate amount paid by Metris with respect to such taxable year under Section 3.5(a) of this Agreement.

          (b) NON-FEDERAL COMBINED TAXES. Not later than December 15 following each taxable year with respect to any Pre-Deconsolidation Period or Straddle Period, FCI shall deliver to Metris a Pro Forma Metris Group Combined Return or other comparable schedules reflecting the Metris Group Combined Tax Liability for such taxable year. Not later than ten (10) business days following delivery of such pro forma or other schedules, Metris shall review such return or other comparable schedules and shall pay to FCI, or FCI shall pay to Metris, as appropriate, an amount equal to the difference, if any, between the Metris Group Combined Tax Liability, for the taxable year and the amount paid by Metris with respect to such taxable year under Section 3.5(b) of this Agreement.

     3.7. REDETERMINATION AMOUNTS.

          (a)  IN GENERAL.  In the event of any
redetermination of any item of income, gain, loss, deduction or credit of any member of the Consolidated Group or Combined Group as a result of a Final Determination or any settlement or compromise with any Tax Authority (including any amended tax return or claim for refund filed by FCI), Metris shall pay FCI or FCI shall pay Metris, as the case may be, the Redetermination Amount.

          (b) COMPUTATION. The Redetermination Amount shall be the difference, if any, between all amounts previously determined under Section 2 of this Agreement and all amounts that would have been determined under Section 2 of this Agreement taking such redetermination into account (including any additions to tax or penalties applicable thereto), together with interest for each day calculated (1) with respect to redeterminations affecting Federal Income Taxes, at the rate determined, in the case of payment by Metris, under Section 6621(a)(2) of the Code and, in the case of payment by FCI, under Section 6621(a)(1) of the Code, and (2) with respect to redeterminations affecting Non-Federal Combined Taxes, under similar laws, if any, of other jurisdictions.

          (c)  PAYMENT.  FCI shall deliver to Metris a
schedule reflecting the computation of any Redetermination Amount with respect to any taxable year. Not later than ten
(10) days after the date such schedule is delivered, Metris shall review such schedule and shall pay FCI, or FCI shall pay Metris, such Redetermination Amount.

     3.8. INTEREST. Payments under this Section 3 that are not made within the prescribed period shall thereafter bear interest at the Federal short-term rate established pursuant to Section 6621 of the Code.

SECTION 4.     PROCEDURAL MATTERS

     4.1. AGENT, PREPARATION AND FILING OF RETURNS. Until Deconsolidation, FCI shall be the sole and exclusive agent of Metris and any member of the Metris Group in any and all matters relating to (a) Federal Income Taxes of the Consolidated Group and (b) any Non-Federal Combined Taxes for all Pre-Deconsolidation Periods and Straddle Periods. Until December 31, 1997, FCI shall have the sole and exclusive responsibility for the preparation and filing of any (a) Consolidated Return or (b) Combined Return for all Pre-Deconsolidation Periods and Straddle Periods. In its sole discretion, FCI shall have the exclusive right with respect to any such Consolidated Return or Combined Return
(a) to determine (1) the manner in which such Tax Return shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by any member of the Consolidated Group or Combined Group, and (4) whether any amended tax returns should be filed, (b) to control, contest, and represent the interests of the Consolidated Group and Combined Group in any Audit and to resolve, settle, or agree to any adjustment or deficiency proposed, asserted or assessed as a result of any Audit, (c) to file, prosecute, compromise or settle any claim for refund, and (d) to determine whether any refunds, to which the Consolidated Group or Consolidated Group may be entitled, shall be paid by way of refund or credited against the tax liability of the Consolidated Group and Combined Group. Metris, for itself and its subsidiaries, hereby irrevocably appoints FCI as its agent and attorney-in-fact to take such action (including the execution of documents) as FCI may deem appropriate to effect the foregoing.

     4.2. FURNISHING INFORMATION. Each member of the Metris Group shall (a) furnish to FCI in a timely manner such information and documents as FCI may reasonably request for purposes of (1) preparing any original or amended Consolidated Return or Combined Return, (2) contesting or defending any Audit, and (3) making any determination or computation necessary or appropriate under this Agreement,
(b) cooperate in any Audit of any Consolidated Return or Combined Return, (c) retain and provide on demand books, records, documentation or other information relating to any tax return until the later of (1) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof) and (2) in the event any claim is made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim is made, and (d) take such action as FCI may deem appropriate in connection therewith. FCI shall provide the Metris Group with any assistance reasonably required in providing any information requested pursuant to this Section 4.2.

     4.3. EXPENSES. Metris shall reimburse FCI for its reasonable portion of third party legal and accounting expenses incurred by FCI in the course of the planning and preparation of any tax returns, the conduct of any Audit regarding the tax liability of the Combined Group or Consolidated Group, and for any other expense incurred by FCI in the course of any litigation relating thereto, to the extent such costs are reasonably attributable to the Metris Group and provided FCI has conferred with Metris as to the portion of such costs relating to the Metris Group. Notwithstanding the foregoing, FCI shall have the sole discretion to control, contest, represent, file, prosecute, challenge or settle any Audit.

SECTION 5.     DECONSOLIDATION

     5.1. CONTINUING COVENANTS. Metris, for itself and the Metris Affiliates, covenants that on or after a Deconsolidation it will not, nor will it cause or permit any member of the Metris Group to, make or change any tax election, change any accounting method, amend any tax return or take any tax position on any tax return, take any action, omit to take any action or enter into any transaction that results in any increased tax liability or reduction of any Special Tax Attributes of the Metris Group in respect of any Pre-Deconsolidation Period or Straddle Period.

     5.2. REATTRIBUTION OF SPECIAL TAX ATTRIBUTES. In the event of a Deconsolidation, FCI may, at its option, elect to reattribute to itself certain Special Tax Attributes of the Metris Group pursuant to Treasury Regulations Section 1.1502-20(g) or similar provisions of other jurisdictions. If FCI makes such an election, Metris shall comply with any applicable requirements, including those of Treasury Regulations Section 1.1502-20(g)(5).

     5.3. CARRYBACKS. FCI agrees to pay to Metris the actual tax benefit received by the FCI Group from the use in any Pre-Deconsolidation Period of a carryback of any Special Tax Attributes of the Metris Group from a Post-Deconsolidation Period. Such benefit shall be considered equal to the lesser of (a) the benefit Metris would have received had such Special Tax Attributes arisen in a Pre-Deconsolidation Period and (b) the excess of (1) the amount of Federal Income Taxes imposed on the Consolidated Group or the amount of Combined Taxes imposed on the Combined Group, as the case may be, that would have been payable by the Consolidated Group or Combined Group in the absence of such carryback over (2) the amount of Federal Income Taxes or Combined Taxes, as the case may be, actually paid. Payment of the amount of such benefit shall be made within ninety
(90) days of the filing of the applicable tax return for the taxable year in which the Special Tax Attributes are utilized. If subsequent to the payment by FCI to Metris of any such amount, there shall be (a) a Final Determination which results in a disallowance or a reduction of the Special Tax Attributes so carried back or (b) a reduction in the amount of the benefit realized by the FCI Group as a result of any other Special Tax Attributes that arise in a Post-Deconsolidation Period, Metris shall receive support for such disallowance or reduction in writing, and shall repay to FCI, within ninety (90) days of such event, any amount which would not have been payable to Metris pursuant to this Section 5.3 had the amount of the benefit been determined in light of these events. Metris shall hold FCI harmless for any penalty, addition to tax or interest payable by any member of the FCI Group as a result of any such event. Any such amount shall be provided to Metris in writing and shall be paid by Metris to FCI within ninety
(90) days after notice to Metris of the payment by FCI, or any member of the Consolidated Group or Combined Group of any such penalty, addition to tax, or interest. Nothing in this Section 5.3 shall require FCI to file a claim for refund of Federal Income Taxes or Combined Taxes.

SECTION 6.     DISPUTES

     6.1. ACCOUNTING FIRM. If the parties are unable to agree on the amount which is allocable or due to one party from the other under this Agreement (including any payments due under Section 3.5, 3.6 or 3.7), or on whether an action or failure to act has the effect of minimizing taxes, then either party may invoke this procedure by giving notice to the other. Upon receipt of such notice, the parties shall select and notify a single public accounting firm to resolve the dispute. If the parties cannot agree on a single firm within ten (10) days, they shall each select a nationally recognized public accounting firm, which may include the public accounting firm which regularly opines on either party's financial statements ("Auditor). Those two firms shall jointly select and notify, within ten (10) days, a third independent nationally recognized public accounting firm, which shall not be the Auditor of either party, to resolve the dispute.

     6.2 RESOLUTION OF DISPUTE. The chosen public accounting firm (the "Arbitrator") shall be provided with written arguments by each party and all supporting documents which each party deems necessary within thirty (30) days of selection of the Arbitrator. Each party shall provide the other party with copies of all written arguments, documents, and correspondence submitted to the Arbitrator. Either party may discuss the issues with the Arbitrator provided the other party is given the opportunity to be present. Within sixty (60) days of selection of Arbitrator, the Arbitrator may request each party to respond to the written arguments provided by the other party. The Arbitrator may also set a date, time and place for oral arguments. Within sixty (60) days of any oral arguments or the last written arguments, whichever is later, the Arbitrator shall notify the parties of its decision. If in the opinion of the Arbitrator, an expedited decision is necessary to protect either party's rights, the Arbitrator shall accelerate the dates for submissions, arguments and decision so as to protect the rights of the parties.

     6.3 BINDING RESOLUTION. The determination made by the Arbitrator under Section 6.2 hereof shall be conclusive and binding upon the parties and shall not be subject to appeal, except in the case of manifest mathematical error.

     6.4 COSTS OF DISPUTE RESOLUTION. The parties shall share equally in all fees and costs of the Arbitrator.

SECTION 7.     MISCELLANEOUS

     7.1. TERM. This Agreement shall expire upon the Deconsolidation Date; provided, however, that all rights and obligations arising hereunder with respect to a Pre-Deconsolidation Period or Straddle Period shall survive until they are fully effectuated or performed and, provided, further, that notwithstanding anything in this Agreement to the contrary, all rights and obligations arising hereunder with respect to a Post-Deconsolidation Period shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

     7.2. ALLOCATIONS. All computations with respect to the Pre-Deconsolidation Period ending on the Deconsolidation Date, the immediately following taxable period of Metris and the Metris Group and any Straddle Period shall be made pursuant to the principles of Treasury Regulations Section 1.1502-76(b), taking into account such elections thereunder as FCI, in its sole discretion, shall make.

     7.3. CHANGES IN LAW. Any reference to a provision of the Code or a similar law of another jurisdiction shall include a reference to any successor provision to such provision.

     7.4. CONFIDENTIALITY. Each party shall hold and cause its advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 7.4. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

     7.5. SUCCESSORS. This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including any successor of FCI and Metris succeeding to the tax attributes of such party under Section 381 of the
Code), to the same extent as if such successor had been an original party.

     7.6. AUTHORIZATION, ETC. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

     7.7. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements.

     7.8. SECTION CAPTIONS. Section captions used in this Agreement are for convenience and reference only and shall not affect the construction of this Agreement.

     7.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to laws and principles relating to conflicts of law.

     7.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     7.11. WAIVERS AND AMENDMENTS. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the parties hereto.

     7.12. SEVERABILITY. In case any one or more of the provisions in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions hereof will not in any way be effected or impaired thereby.

     7.13. NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties to this Agreement and the other members of the Consolidated Group and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other rights in excess of those existing without this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

                         FINGERHUT COMPANIES, INC.

                         By:

                         Name:

                         Title:


                         METRIS COMPANIES INC.

                         By:

                         Name:

                         Title: